AMENDED AGREEMENT

This Agreement is an AMENDMENT to agreements entered into by and between Albert Mardikian ("Licensor") and Medina International Holdings, Inc. and its subsidiaries ("Licensee") for 15' FRJ, 12' RJ and Pump (Excluding Vortex) on various dates, with reference to the following facts:

Licensor is the owner of the Design and patent for 15 ft. fire rescue boat, 12 ft. rescue boat and fire pump registered with United States Patent office.

1.1. Term and Payment: Licensee agrees to pay as a royalty for the use and enjoyment of the Design Patent for 12' and 15' Fire Rescue Jet boat and Fire Pump for an amount equal to 2% of the GROSS sale less sales returns for a period of Ten (10) calendar years commencing August 1, 2007. All additional charge over the sale price such as freight cost, training cost and all other cost separately charged for services to customer are not included for royalty calculation. Royalties shall be determined quarterly basis, for the periods ending each July 31, October 31, January 31 and April 30 of every year and shall be paid on the fifteenth of the month following the end of the determination period, except that upon the expiration of this Agreement the determination period shall end and Licensee shall determine the royalty amount and pay such amount fifteen
     (15) days after the expiration date of this Agreement.

1.2 Minimum Amounts : Notwithstanding paragraph 2.1, above, Licensor shall pay a minimum of Five hundred dollars ($500.00) for every quarter starting August 1, 2007. This minimum payment is not in addition to that provided for in paragraph 2.1, but a minimum payment that is provided for in the event that a payment under paragraph 2.1 would be less than the minimum set forth in this paragraph 2.2. Minimum amount will be renegotiated after July 31, 2017 but no later than September 30, 2017, otherwise the license agreement will be automatically terminated.

1.3 Licensee has the exclusive rights to use under this license for the 12' and 15' Fire Rescue Designs and patent.

1.4 Licensee also has a non-exclusive rights for the use of the vertical water drawing design and patent use in water crafts.

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1.5  The patent  number for the 12', 15' and the  vertical  water pump design is attached as a separate appendix.


2.   Certain Restrictions

          All other provisions included in the earlier agreements relating to Sub-License, Representation and Warranties, Rights, Infringements, Sole Property, Assignment, Good Title, Without Warranties, Events of Default, Failure to make Payment, Bankruptcy, Other Default, Option to Renew, Attorneys' Fees and Costs, Successors and Assigns, Amendment, Waiver, Notices, Governing Law will remain same.

3.2 Agreement dated February 23, 2005 relating to Design of Vortex boat will remain as separate agreement and is not part of this new agreement..

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date first set forth above.

"Licensor"                       "Licensee"

--------------------          ------------------------    ------------------
Albert Mardikian              Madhava Rao Mankal           Danny Medina
                              Chief Financial Officer      President

                       Medina International Holdings, Inc.